UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

Supernus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of Incorporation)

001-35518	20-2590184
(Commission File Number)	(IRS Employer Identification No.)

1550 East Gude Drive, Rockville MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 838-2500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)                                  Modification of Compensatory Arrangements with Executive Officers

On March 1, 2016, the Compensation Committee of Supernus Pharmaceuticals, Inc. (the “Company”) recommended, and the Board of Directors of the Company approved, modifications of the compensation of its executive officers, as follows:

The annual base salary of Jack A. Khattar, the Company’s President and Chief Executive Officer, was increased from $525,000 to $596,000.  Mr. Khattar was awarded a 2015 bonus of $362,000 and was granted options to purchase 255,000 shares of common stock.  In addition, Mr. Khattar’s bonus target for 2016 was increased to 70% of his base salary compared with 60% in 2015.  These changes are consistent with the Company’s industry peer group and were recommended to the Compensation Committee by Radford, its independent compensation consulting company.  On March 2, 2016, the Compensation Committee recommended, and the Board of Directors approved, an amendment to the Employment Agreement of Mr. Khattar, which amendment eliminates a provision limiting the target bonus the Board of Directors or Compensation Committee may award Mr. Khattar.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 hereto.

The annual base salary of Gregory S. Patrick, the Company’s Vice President and Chief Financial Officer, was increased from $331,000 to $341,000.  Mr. Patrick was awarded a 2015 bonus of $141,000 and was granted options to purchase 50,000 shares of common stock.  Mr. Patrick’s bonus target for 2016 is unchanged from 2015 and is 40% of his base salary.

The annual base salary of Stefan K.F. Schwabe, MD, Ph.D., the Company’s Executive Vice President and Chief Medical Officer, was increased from $357,000 to $367,000.  Dr. Schwabe was awarded a 2015 bonus of $151,000 and was granted options to purchase 50,000 shares of common stock.  Dr. Schwabe’s bonus target for 2016 is unchanged from 2015 and is 40% of his base salary.

The annual base salary of Padmanabh P. Bhatt, Ph.D., the Company’s Senior Vice President, Intellectual Property and Chief Scientific Officer, was increased from $338,000 to $348,000.  Dr. Bhatt was awarded a 2015 bonus of $110,000 and was granted options to purchase 40,000 shares of common stock.  In addition, Dr. Bhatt’s bonus target for 2016 was increased to 35% of his base salary compared with 30% in 2015.

The annual base salary of Victor L. Vaughn, the Company’s Senior Vice President of Sales, was increased from $292,000 to $321,000.  Mr. Vaughn was awarded a 2015 bonus of $110,000 and was granted options to purchase 50,000 shares of common stock.  In addition, Mr. Vaughn’s bonus target for 2016 was increased to 40% of his base salary compared with 35% in 2014.

These increases were the result of the Compensation Committee’s annual compensation review for executive officers.  These increases in annual base salary became effective on January 1, 2016.  Vesting for all stock option grants will occur annually in equal increments over a four year period. The exercise price for the executive officer option grants is $12.98 per share, based on the closing price of March 1, 2016, the date of approval of the grants by the full Board of Directors.  All other terms and conditions of the Company’s compensatory arrangements with these executive officers remain unchanged.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibit

The following document is filed as an Exhibit pursuant to Item 5.02 hereof:

Exhibit 10.1 — Second Amendment to the Amended and Restated Employment Agreement, dated March 2, 2016, by and between the Company and Jack Khattar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERNUS PHARMACEUTICALS, INC.

DATED: March 4, 2016	By:	/s/ Gregory S. Patrick
Gregory S. Patrick
Vice-President and Chief Financial Officer

EXHIBIT INDEX

Number	Description

10.1	Second Amendment to the Amended and Restated Employment Agreement, dated March 2, 2016, by and between the Company and Jack Khattar.